                                                                   Exhibit 99.2


PFIZER CONSUMER HEALTHCARE
(A BUSINESS UNIT OF PFIZER INC)

COMBINED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 AND INDEPENDENT AUDITORS' REPORT THEREON

PFIZER CONSUMER HEALTHCARE
(A BUSINESS UNIT OF PFIZER INC)

TABLE OF CONTENTS

                                                                            Page
                                                                            ----
INDEPENDENT AUDITORS' REPORT                                                   1
COMBINED FINANCIAL STATEMENTS
   Combined Balance Sheets as of December 31, 2005 and 2004                    2
   Combined Statements of Income for the years ended December 31, 2005
   and 2004                                                                    3
   Combined Statements of Business Unit Equity for the years ended
   December 31, 2005 and 2004                                                  4
   Combined Statements of Cash Flows for the years ended
   December 31, 2005 and 2004                                                  5
   Notes to Combined Financial Statements                                   6-24

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Pfizer Inc.:

We have audited the accompanying combined balance sheets of Pfizer Consumer Healthcare (a business unit within Pfizer Inc), as defined in Note 2 of the combined financial statements, as of December 31, 2005 and 2004, and the related combined statements of income, business unit equity, and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Consumer Healthcare as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

(KPMG LLP)

New York, New York
December 19, 2006

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                             COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                   As of December 31,
                                                                -----------------------
                                                                   2005         2004
                                                                ----------   ----------
ASSETS
Current assets:
   Cash                                                         $    5,995   $    7,415
   Accounts receivable, less allowance for doubtful accounts:
      2005 - $8,584; 2004 - $12,814                                664,989      626,608
   Inventories                                                     585,223      537,346
   Deferred income taxes                                             5,300        5,177
   Prepaid expenses and other current assets                        25,690       20,339
                                                                ----------   ----------
      Total current assets                                       1,287,197    1,196,885
Property, plant and equipment, net                                 742,189      703,950
Goodwill                                                         2,790,755    2,724,158
Identifiable intangible assets, less accumulated amortization    1,541,193    1,719,195
Deferred income taxes                                               10,608       13,517
Other noncurrent assets                                              3,306        4,635
                                                                ----------   ----------
      Total assets                                              $6,375,248   $6,362,340
                                                                ==========   ==========
LIABILITIES AND BUSINESS UNIT EQUITY
Current liabilities:
   Accounts payable                                             $  152,813   $  161,105
   Income taxes payable                                            199,054      158,031
   Deferred income taxes                                             2,406        5,944
   Accrued compensation and related items                           76,396       69,330
   Other current liabilities                                       253,433      258,551
                                                                ----------   ----------
      Total current liabilities                                    684,102      652,961
Pension benefit obligations                                         12,219       12,031
Postretirement benefit obligations                                  18,789       14,943
Deferred income taxes                                              235,870      282,927
Other noncurrent liabilities                                         5,063        3,079
                                                                ----------   ----------
      Total liabilities                                            956,043      965,941
                                                                ----------   ----------
Minority interest                                                    9,989        6,001
                                                                ----------   ----------
Business unit equity                                             5,250,336    5,090,186
Accumulated other comprehensive expense                            158,880      300,212
                                                                ----------   ----------
      Total business unit equity                                 5,409,216    5,390,398
                                                                ----------   ----------
      Total liabilities and business unit equity                $6,375,248   $6,362,340
                                                                ==========   ==========

            See accompanying notes to combined financial statements.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                          COMBINED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                               Year Ended December 31,
                                                               -----------------------
                                                                  2005         2004
                                                               ----------   ----------
Revenues                                                       $3,891,099   $3,527,335
Costs and expenses:
   Cost of sales                                                1,274,431    1,167,442
   Marketing and distribution expenses                          1,620,847    1,487,202
   Research and development expenses                              185,755      171,401
   General and administrative expenses                            178,574      152,441
   Restructuring charges and merger-related costs                  36,646       42,912
   Other (income)/deductions - net                                (40,060)     (42,677)
                                                               ----------   ----------
Income from continuing operations before provision for taxes
   on income and minority interests                               634,906      548,614
Provision for taxes on income                                     214,889      185,582
Minority interests                                                  3,988        2,827
                                                               ----------   ----------
Income from continuing operations                                 416,029      360,205
Discontinued operations:
Income from discontinued operations - net of tax                      164       15,598
Gains on sales of discontinued operations - net of tax                 --       40,669
                                                               ----------   ----------
Discontinued operations - net of tax                                  164       56,267
                                                               ----------   ----------
Income before cumulative effect of a change in                    416,193      416,472
   accounting principle
Cumulative effect of a change in accounting
   principle - net of tax                                          (1,806)          --
                                                               ----------   ----------
Net income                                                     $  414,387   $  416,472
                                                               ==========   ==========

            See accompanying notes to combined financial statements.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                   COMBINED STATEMENTS OF BUSINESS UNIT EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                       Accumulated
                                                                          Other
                                                          Business    Comprehensive
                                                        Unit Equity      Expense         Total
                                                        -----------   -------------   ----------
Balance January 1, 2004                                 $5,060,450      $  99,779     $5,160,229
Comprehensive income:
   Net income                                              416,472                       416,472
   Other comprehensive income - currency translation
      adjustment                                                          200,433        200,433
                                                                                      ----------
Total comprehensive income                                                               616,905
Cash dividends paid to Pfizer                               (3,000)                       (3,000)
Other activity with Pfizer                                (383,736)                     (383,736)
                                                        ----------      ---------     ----------
Balance December 31, 2004                                5,090,186        300,212      5,390,398
Comprehensive income:
   Net income                                              414,387                       414,387
   Other comprehensive expense - currency translation
      adjustment                                                         (141,332)      (141,332)
                                                                                      ----------
Total comprehensive income                                                               273,055
Cash dividends paid to Pfizer                               (2,422)                       (2,422)
Other activity with Pfizer                                (251,815)                     (251,815)
                                                        ----------      ---------     ----------
Balance December 31, 2005                               $5,250,336      $ 158,880     $5,409,216
                                                        ==========      =========     ==========

            See accompanying notes to combined financial statements.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                        COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                           Year
                                                                    ended December 31,
                                                                  ---------------------
                                                                     2005        2004
                                                                  ---------   ---------
OPERATING ACTIVITIES
   Net income                                                     $ 414,387   $ 416,472
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                   73,705      72,731
      Amortization of other intangible assets                        10,159      12,033
      (Gain)/loss on disposals of property, plant and equipment        (242)         43
      (Gain) on sale of miscellaneous other assets                   (1,304)    (11,158)
      (Gains) on sales of discontinued operations                        --     (40,669)
      Asset impairments                                              16,859      11,478
      Cumulative effect of a change in accounting principle           2,671          --
      Minority interest                                               3,988       2,827
      Deferred taxes                                                 (2,326)     (8,219)
      Other non-cash adjustments                                      6,811       2,315
      Changes in assets and liabilities net of effect of
         acquired/divested businesses:
         Accounts receivable                                        (77,004)    (21,914)
         Inventories                                                (72,104)       (820)
         Prepaid expenses and other current assets                   (6,160)      2,971
         Other noncurrent assets                                      1,346      (1,714)
         Accounts payable and accrued liabilities                    19,249      59,984
         Income taxes payable                                        41,068      46,036
         Other noncurrent liabilities                                 7,579       5,300
                                                                  ---------   ---------
Net cash provided by operating activities                           438,682     547,696
                                                                  ---------   ---------
INVESTING ACTIVITIES
   Purchases of property, plant and equipment                      (174,297)   (101,874)
   Proceeds from sales of miscellaneous other assets                  6,404     175,796
   Purchases of product lines/businesses                                 --    (141,521)
                                                                  ---------   ---------
Net cash used in investing activities                              (167,893)    (67,599)
                                                                  ---------   ---------
FINANCING ACTIVITIES
   Cash dividend paid to Pfizer                                      (2,422)     (3,000)
   Other cash activity with Pfizer - net                           (269,936)   (475,614)
                                                                  ---------   ---------
Net cash used in financing activities                              (272,358)   (478,614)
                                                                  ---------   ---------
Effect of exchange-rate changes on cash                                 149         679
Net increase/(decrease) in cash                                      (1,420)      2,162
Cash at beginning of year                                             7,415       5,253
                                                                  ---------   ---------
Cash at end of year                                               $   5,995   $   7,415
                                                                  =========   =========

            See accompanying notes to combined financial statements.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                             (DOLLARS IN THOUSANDS)

1.   ORGANIZATION AND BUSINESS DESCRIPTION

ORGANIZATION

Pfizer Consumer Healthcare ("PCH") is a business unit within Pfizer Inc ("Pfizer"). PCH is comprised of approximately one hundred wholly-owned Pfizer subsidiaries that are either completely dedicated to consumer healthcare or contain certain assets and operations that are dedicated to the business. Collectively, these entities constitute the consumer healthcare business unit, as defined by Pfizer. As more fully discussed in Note 16, on June 26, 2006 Pfizer announced it had reached a definitive agreement to sell the PCH business to Johnson & Johnson.

BUSINESS DESCRIPTION

PCH manufactures, markets, sells and distributes self-medications for oral care, upper respiratory health, tobacco dependence, gastrointestinal health, skin care, eye care and hair growth. PCH's products are sold in most major countries around the world and appear in a variety of channels including mass merchandisers, chain food, drug, convenience and wholesale outlets. Around the world, PCH manufacturing and distribution is performed by Pfizer's manufacturing division.

                            2005         2004
                         ----------   ----------
Revenues
   United States(a)      $1,946,581   $1,785,337
   All other countries    1,944,518    1,741,998
                         ----------   ----------
      Total combined     $3,891,099   $3,527,335
                         ==========   ==========

                            2005         2004
                         ----------   ----------
Long-lived assets(b)
   United States(a)      $1,002,857   $  962,054
   Sweden                   970,284    1,154,653
   All other countries      310,241      306,438
                         ----------   ----------
   Total combined        $2,283,382   $2,423,145
                         ==========   ==========

(a)  Includes operations in Puerto Rico.

(b) Long-lived assets include identifiable intangible assets (excluding goodwill) and property, plant and equipment.

2.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) and present the financial position, results of operations and cash flows for PCH. The PCH combined financial statements were prepared according to the legal entity deal structure as contemplated in the agreement referenced in Note 16 and reflect:

     1) all assets and liabilities of subsidiary companies where the entire legal entity is expected to be conveyed to a buyer as part of the sale of PCH

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                             (DOLLARS IN THOUSANDS)

     2) assets and liabilities that either legally belong to PCH or are expected to transfer to a buyer as part of the sale of PCH but are not part of a conveyed subsidiary (Asset-selling location)

     3) costs associated with PCH employees and approximately 3,500 employees in Pfizer's manufacturing division dedicated primarily to the PCH business (costs associated with other Pfizer employees who may ultimately be identified as dedicated primarily to PCH are not included)

     4) costs associated with PCH products made at seven manufacturing facilities and three distribution centers which are primarily PCH dedicated facilities and are deemed to be wholly PCH assets expected to transfer to a buyer as part of the sale of PCH (Conveyed Facilities)

     5) costs associated with PCH products made at 27 facilities that are shared with other Pfizer businesses and are not deemed to be wholly PCH assets expected to transfer to a buyer as part of the sale of PCH (Non-Conveyed Facilities)

     6) costs associated with PCH products made at one manufacturing facility that is primarily PCH dedicated; however, only selected assets (mainly machinery and equipment) and not the entire facility are deemed to be wholly PCH assets expected to transfer to a buyer as part of the sale of PCH.

All significant intercompany transactions and balances have been eliminated. Generally, operations outside the U.S. are included on a fiscal year basis ending November 30.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures. For example, estimates are used when accounting for deductions from revenues (such as rebates, discounts, incentives and product returns), depreciation, amortization, employee benefits, contingencies and asset and liability valuations. Management's estimates are often based on complex judgments, probabilities and assumptions that it believes to be reasonable but that are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur. It is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. There are other risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, foreign exchange, litigation, legislation and regulations.

These combined financial statements have been extracted from the Pfizer accounting records on the basis of the accounting policies and procedures described below in the section entitled, Summary of Significant Accounting Policies. Although PCH is accounted for by Pfizer as a separate operating segment, its operations are integrated with those of Pfizer. These combined financial statements are not intended to be a complete representation of the financial position or results of operations of PCH had it been a stand-alone company. The accompanying combined balance sheets primarily reflect the assets and liabilities directly attributable to the business. The assets and liabilities that have been excluded from the accompanying combined balance sheet consist primarily of:

          - Cash from PCH operations at subsidiaries that are not completely PCH dedicated is generally not included in "Cash" in the accompanying combined balance sheet at December 31, 2005 and 2004 since this cash is swept into Pfizer's centralized cash management systems. Accordingly, PCH's cash balance at December 31, 2005 and 2004 is not representative of an independent company. The interest income associated with cash is not included in the accompanying combined statements of income. PCH's financing requirements and settlement of intercompany transactions are represented by cash transactions with Pfizer and are reflected in business unit equity. The cash that is reported in the accompanying combined balance sheets is the cash held by those subsidiaries that are completely PCH dedicated

          - Current and deferred tax assets and liabilities at subsidiary companies that are not completely PCH dedicated

          - Pension liabilities at subsidiary companies that are not completely PCH dedicated

          - Assets and liabilities of the Non-Conveyed Facilities that are not considered part of the PCH business or are not expected to transfer to a buyer as part of the sale of PCH

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                      NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                              (DOLLARS IN THOUSANDS)

          - Other assets and liabilities at Asset-selling locations that are not specifically owned by or commitments of the PCH business or that are expected to transfer to a buyer upon the sale of PCH

The accompanying combined statements of income include the accounts specifically attributed to PCH and allocations of expenses relating to shared services and administrative functions incurred at various divisional levels of Pfizer. Pfizer operating divisions perform certain administrative, logistical and manufacturing services for PCH. In addition, PCH operating divisions perform certain administrative and logistical services for other Pfizer locations. The cost of these services is charged to either PCH or Pfizer operations either on a specific identification basis or using proportional cost allocation methods (i.e., headcount, occupied office space, third party sales, etc.) depending on the nature of the service. PCH and Pfizer management believes the above allocations are reasonable; however, there can be no assurance that such allocations are indicative of future results of operations of the PCH business nor reflective of historical results had the PCH business been a separate, stand-alone entity. Pfizer does not routinely allocate various other corporate level activity expenses such as senior corporate executives, corporate accounting, treasury and corporate level tax to its operating divisions. Accordingly, the costs of such corporate functions have not been included in the accompanying combined statements of income.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION - PCH records revenue from product sales when the goods are shipped and title passes to the customer.

DEDUCTIONS FROM REVENUES--Gross product sales are subject to a variety of deductions such as sales rebates, discounts, coupons, incentives, and product returns, that are generally estimated and recorded in the same period that the revenue is recognized. PCH records sales incentives as a reduction of revenues at the time the related revenues are recorded or when the incentive is offered, whichever is later. PCH estimates the cost of its sales incentives based on its historical experience with similar incentive programs.

COST OF SALES AND INVENTORIES - PCH values inventories at cost or fair value, if lower. Cost is determined as follows:

          -    finished goods and work in process at average actual cost; and

          -    raw materials and supplies at average or latest actual cost.

ADVERTISING EXPENSE - Advertising expenses related to production costs are expensed as incurred and the costs of radio time, television time and space in publications are expensed when the related advertising occurs. Advertising and promotion expenses were $832,210 and $771,374 for 2005 and 2004 and are included in Marketing and distribution expenses in the accompanying combined statements of income.

SHIPPING AND HANDLING EXPENSE - Shipping and handling costs are expensed as incurred. Shipping and handling expenses were approximately $81,098 and $69,241 for 2005 and 2004 and are included in Marketing and distribution expenses in the accompanying combined statements of income.

RESEARCH AND DEVELOPMENT EXPENSES - Research and development (R&D) expenses are expensed as incurred. R&D expenses were $185,755 and $171,401 for 2005 and 2004. PCH has its own R&D resources with its primary research facilities in New Jersey and Sweden.

INCOME TAXES - As an operating unit of Pfizer, PCH - U.S. does not file separate U.S. Federal tax returns, but rather is included as part of the various returns filed by Pfizer or its subsidiaries. For the purpose of these combined financial statements, the PCH tax provision was computed as if it were a separate company using the effective tax

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                      NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                              (DOLLARS IN THOUSANDS)

rates in effect in the locations where the income was recorded. Permanent items and credits were considered when determining the provision but were not included due to immateriality. For entities having losses on a stand alone basis, financial statement benefit was provided for those losses. Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws.

SHARE-BASED PAYMENTS - Compensation programs can include share-based payments. Stock options, which entitle the holder to purchase shares of Pfizer stock at a pre-determined price at the end of a vesting term, are accounted for under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, an elective accounting policy permitted by SFAS No. 123, Accounting for Stock-Based Compensation. Under this policy, since the exercise price of stock options granted is set equal to the market price on the date of the grant, PCH does not record any expense to the income statement related to the grants of stock options, unless certain original grant-date terms are subsequently modified.

For disclosure purposes only, the fair value of employee stock options was estimated, as required under GAAP, using the Black-Scholes-Merton option-pricing model and using the assumptions described in Note 13, Share-Based Payments. The following table shows the effect on results for 2005 and 2004 if PCH had applied the fair-value-based recognition provisions of SFAS 123 to measure stock-based compensation expense for option grants:

                                         2005       2004
                                       --------   --------
Net income as reported under GAAP(a)   $414,387   $416,472
Compensation expense-net of tax         (16,015)   (22,406)
                                       --------   --------
Net income pro forma                   $398,372   $394,066
                                       ========   ========

(a) Includes stock-based compensation expense, net of related tax effects, of $4,141 in 2005 (of which $3,364 is related to Restricted Stock Units) and $1,407 in 2004.

Restricted stock units, which entitle holders to receive shares of Pfizer stock at the end of a vesting period, are recorded at fair value at the date of grant and are generally amortized on an even basis over the vesting term into Cost of sales and General and administrative expenses, as appropriate.

Performance-contingent share awards, which entitle the holders to receive shares of Pfizer stock at the end of a vesting period, are awarded based on a non-discretionary formula measuring defined performance standards. They are recorded evenly at fair value over the performance period of the award, based on an estimate of probable performance. They are then adjusted for changes in the fair value of the shares and changes in probable performance.

BUSINESS UNIT EQUITY - Business unit equity includes balances and transactions among PCH, Pfizer and other Pfizer subsidiaries. PCH participates in Pfizer's centralized cash management systems and generally all excess cash is transferred to Pfizer. In addition, PCH entities will occasionally declare and pay dividends to other Pfizer companies.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                      NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                              (DOLLARS IN THOUSANDS)

AMORTIZATION OF INTANGIBLE ASSETS, DEPRECIATION AND CERTAIN LONG-LIVED ASSETS - Long-lived assets include:

     - Goodwill - Goodwill represents the difference between the purchase price of a business acquisition and the fair value of its net assets. Goodwill is not amortized.

     - Identifiable intangible assets - These acquired assets are recorded at cost. Intangible assets with finite lives are amortized evenly over their estimated useful lives. Intangible assets with indefinite lives are not amortized.

     - Property, plant and equipment - These assets are recorded at original cost and increased by the cost of significant improvements after purchase. The cost is depreciated evenly over the assets' estimated useful lives. For tax purposes, accelerated depreciation methods are used as allowed by tax laws. Depreciation is computed generally on a straight-line basis over the following estimated useful lives:

Buildings and building improvements   20-50 years
Machinery and equipment                8-12 years
Furniture, fixtures and other          3-12 years

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property are included in Other (income)/deductions-net as they benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function and depreciation of property, plant and equipment are included in Cost of sales, General and administrative expenses and Research and development expenses, as appropriate.

PCH reviews all of its long-lived assets, including goodwill and other intangible assets, for impairment at least annually and whenever events or circumstances present an indication of impairment. When necessary, PCH records charges for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

FOREIGN CURRENCY TRANSLATION - The financial statements of operations outside the U.S. are maintained in their local currency. PCH translates assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date. Income and expense items are translated into their U.S. dollar equivalents at average rates of exchange for the period. Translation gains and losses are accumulated in a separate component of business unit equity. Gains and losses on foreign currency transactions are included in earnings.

FINANCIAL INSTRUMENTS - The carrying values of PCH's financial instruments approximate their estimated fair values. At December 31, 2005 and 2004, the cost of each type of financial instrument, primarily accounts receivable and accounts payable, approximates fair value because of the short term nature of these instruments.

CONCENTRATION OF CREDIT RISK - PCH does not have significant concentrations of credit risk from its customers, except from one customer which represents about 12% of total sales in 2005 and in 2004. Periodically, PCH reviews the credit quality of its customers' financial condition. In general, there is no requirement for collateral from customers.

BENEFIT PLANS - Substantially all active PCH employees participate in Pfizer, legacy Warner-Lambert and legacy Pharmacia benefit plans (collectively, "Pfizer benefit plans"). In the U.S., PCH employees participate in qualified and supplemental defined benefit pension plans and defined contribution plans, as well as other postretirement benefit plans, consisting primarily of healthcare for retirees. Outside the U.S., PCH employees participate in defined benefit plans that Pfizer generally funds to the extent that tax or other incentives exist. A measurement date of December 31 is used for a majority of the U.S. pension and postretirement plans and November 30 for a majority of the international plans.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                      NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                              (DOLLARS IN THOUSANDS)

Only the pension assets and liabilities at those subsidiaries that are completely dedicated to PCH business have been reflected in the accompanying combined balance sheets since only those assets and liabilities legally belong to PCH and are expected to transfer to a buyer as part of the sale of PCH.

Only liabilities related to PCH employees participating in other postretirement benefit plans in the U.S. that are expected to transfer to a buyer as part of the sale of PCH have been reflected in the accompanying combined balance sheets.

The combined statements of income include an allocation from Pfizer for the pension and postretirement benefit costs associated with all PCH employees who participate in the pension and postretirement benefit plans.

NEW ACCOUNTING STANDARDS - As of December 31, 2005, PCH adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47). FIN 47 clarifies that conditional obligations meet the definition of an asset retirement obligation in Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations (SFAS 143), and therefore should be recognized if their fair value is reasonably estimable. As a result of adopting FIN 47, PCH recorded a non-cash pre-tax charge of $2,671 ($1,806 net of tax). This charge was reported in Cumulative effect of a change in accounting principle--net of tax in 2005. As of January 1, 2003, PCH adopted the provisions of SFAS 143, which broadly addresses financial accounting requirements for retirement obligations associated with tangible long-lived assets. The adoption of SFAS 143 did not have a material impact on PCH's combined financial statements. In accordance with FIN 47 and SFAS 143, PCH records accruals for legal obligations associated with the retirement of tangible long-lived assets, including obligations under the doctrine of promissory estoppel and those that are conditioned upon the occurrence of future events. PCH recognizes these obligations using management's best estimate of fair value.

As of January 1, 2004, PCH adopted the provisions of FASB Interpretation No. 46R (FIN 46R), Consolidation of Variable Interest Entities. FIN 46R provides additional guidance as to when certain entities need to be consolidated for financial reporting purposes. The adoption of FIN 46R did not have a material impact on PCH's combined financial statements.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                      NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                              (DOLLARS IN THOUSANDS)

3.   ADAPTING TO SCALE INITIATIVE

In the first quarter of 2005, Pfizer launched a multi-year productivity initiative, called Adapting to Scale (AtS), to increase efficiency and streamline decision-making across Pfizer. This initiative, announced in April 2005, follows the integration of Warner-Lambert and Pharmacia. PCH incurred the following costs in connection with the AtS productivity initiative:

                              2005
                            -------
Implementation costs (a)    $ 5,684
Restructuring charges (b)    11,438
                            -------
Total AtS costs             $17,122
                            =======

(a) Included in Marketing and distribution expenses ($507) and General and administrative expenses ($5,177).

(b)  Included in Restructuring charges and merger-related costs.

Actions associated with the AtS productivity initiatives include implementation costs primarily for consulting activities and restructuring charges primarily related to asset impairments, exit costs and employee termination costs at our manufacturing facilities and marketing and worldwide research operations. The components of restructuring charges associated with AtS follow:

                                        UTILIZATION       ACCRUAL
                               COSTS      THROUGH          AS OF
                             INCURRED   DECEMBER 31,   DECEMBER 31,
                               2005         2005          2005(a)
                             --------   ------------   ------------
Employee termination costs    $ 2,349     $ (1,197)       $1,152
Asset impairments               8,777       (8,777)           --
Other                             312         (312)           --
                              -------     --------        ------
Total                         $11,438     $(10,286)       $1,152
                              =======     ========        ======

(a)  Included in Other current liabilities.

Through December 31, 2005, Employee termination costs represent the reduction of the PCH workforce by 17 employees, mainly in manufacturing, sales and research. We notified affected individuals and 15 employees were terminated as of December 31, 2005. Employee termination costs are recorded as incurred and include accrued severance benefits, pension and postretirement benefits. Asset impairments reflect charges to write down property, plant and equipment. Other primarily includes costs to exit certain activities.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                      NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                              (DOLLARS IN THOUSANDS)

4.   MERGER-RELATED COSTS

On April 16, 2003, Pfizer completed its merger with Pharmacia Corporation (Pharmacia). PCH recorded the following merger-related charges primarily in connection with the acquisition of Pharmacia:

                                              2005      2004
                                            -------   -------
Integration costs:
   Pharmacia                                $ 5,014   $19,023
   Purell                                       977        28
   Other                                         --       (95)
Restructuring costs:
   Pharmacia                                 19,217    24,429
   Other                                         --      (473)
                                            -------   -------
Total merger-related costs expensed(a)      $25,208   $42,912
                                            =======   =======
Total merger-related costs capitalized(b)   $    --   $ 4,882
                                            =======   =======

(a)  Included in Restructuring charges and merger-related costs.

(b)  Included in Goodwill.

INTEGRATION COSTS

Integration costs represent external, incremental costs directly related to an acquisition, including expenditures for consulting and systems integration.

RESTRUCTURING COSTS-PHARMACIA

In connection with the acquisition of Pharmacia, Pfizer management approved plans to restructure the operations of both legacy Pfizer and legacy Pharmacia to eliminate duplicative facilities and reduce costs. As of December 31, 2005, the restructuring activities resulting from Pfizer's acquisition of Pharmacia is substantially complete.

Restructuring Costs Associated with Legacy Pharmacia-Capitalized

Through April 15, 2004, restructuring costs were associated primarily with employee terminations and exiting certain activities of legacy Pharmacia. These costs were recognized as liabilities assumed in the purchase business combination. Accordingly, the restructuring costs incurred in the first year after acquisition are considered part of the purchase price of Pharmacia and have been recorded as an increase to goodwill. These restructuring costs also include costs associated with relocation. Restructuring costs after April 15, 2004 that are associated with legacy Pharmacia are charged to the results of operations. Changes to previous estimates of restructuring costs included as part of the purchase price allocation of Pharmacia are recorded as a reduction to goodwill or as an expense to operations, as appropriate.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                             (DOLLARS IN THOUSANDS)

The components of the PCH restructuring costs capitalized as a cost of the acquisition of Pharmacia follow:

                                          COSTS
                                        INCURRED                UTILIZATION
                              COSTS     PRIOR TO      COSTS       THROUGH     ACCRUAL AS OF
                            INCURRED   JANUARY 1,   INCURRED   DECEMBER 31,    DECEMBER 31,
                              2004        2004        TOTAL        2005            2005
                            --------   ----------   --------   ------------   -------------
Costs capitalized through
April 15, 2004:
   Employee
      termination costs      $3,745      $26,965     $30,710     $(30,710)         $--
   Other                      1,137        5,687       6,824       (6,824)          --
                             ------      -------     -------     --------          ---
                             $4,882      $32,652     $37,534     $(37,534)         $--
                             ======      =======     =======     ========          ===

The majority of the restructuring costs related to employee terminations. Through December 31, 2005, Employee termination costs represent the approved reduction of the legacy Pharmacia workforce by 251 people mainly in corporate, manufacturing, distribution, sales and research functions. The affected individuals were notified and 251 people were terminated as of December 31, 2005. Employee termination costs include accrued severance benefits. Other includes asset write-offs, relocation and exit costs.

Restructuring Costs Associated with Legacy Pfizer and Legacy Pharmacia-Expensed

Restructuring costs associated with exiting certain activities of the consumer healthcare business of legacy Pfizer (PCH) and legacy Pharmacia (from April 16, 2004), including severance, costs of vacating duplicative facilities, contract termination and other exit costs, have been recorded as a charge to the results of operations and are included in Restructuring charges and merger-related costs.

The components of the restructuring costs associated with the acquisition of Pharmacia, which were expensed, follow:

                                                      PROVISIONS                 UTILIZATION
                                                       PRIOR TO                    THROUGH     ACCRUAL AS OF
                            PROVISIONS   PROVISIONS   JANUARY 1,   PROVISIONS   DECEMBER 31,    DECEMBER 31,
                               2005         2004         2004         TOTAL         2005          2005(a)
                            ----------   ----------   ----------   ----------   ------------   -------------
Employee termination costs    $ 3,969      $12,409      $ 9,447      $25,825      $(25,497)        $  328
Property, plant and
   equipment                    8,082        5,046          133       13,261       (13,261)            --
Other                           7,166        6,974        1,580       15,720        (8,656)         7,064
                              -------      -------      -------      -------      --------         ------
Total                         $19,217      $24,429      $11,160      $54,806      $(47,414)        $7,392
                              =======      =======      =======      =======      ========         ======

(a)  included in Other current liabilities.

Through December 31, 2005, the charges for Employee termination costs represent the approved reduction of PCH's workforce by 237 people mainly in corporate, manufacturing, distribution, sales and research functions. PCH notified these people and 232 people were terminated as of December 31, 2005. Employee termination costs include accrued severance benefits. Other restructuring costs in 2005 and 2004 include charges for contract termination payments.

                           PFIZER CONSUMER HEALTH CARE
                         (A BUSINESS UNIT OF PFIZER INC)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                             (DOLLARS IN THOUSANDS)

5.   ACQUISITIONS AND DIVESTITURES

On November 15, 2004, PCH purchased the assets of Purell, a hand sanitizer from GoJo for approximately $141.5 million. In connection with this acquisition, PCH recorded approximately $132.5 million of intangible assets, primarily for indefinite-lived brand assets.

In the third quarter of 2004, PCH sold certain non-core consumer product lines marketed in Europe for 135 million euro (approximately $163 million) in cash. PCH recorded a gain of $58 million ($41 million, net of tax) in Gains on sales of discontinued operations-net of tax in the combined statement of income for 2004. The majority of these products were small brands sold in single markets only and included certain products that became part of PCH in April 2003 in connection with Pfizer's acquisition of Pharmacia.

6.   INVENTORIES

                      2005       2004
                    --------   --------
Finished goods      $478,933   $422,844
Work in process       38,778     39,607
Raw materials         67,512     74,895
                    --------   --------
Total inventories   $585,223   $537,346
                    ========   ========

7.   PROPERTY, PLANT AND EQUIPMENT

                                         2005         2004
                                      ----------   ----------
Land                                  $    9,666   $    8,897
Buildings and building improvements      424,474      424,382
Machinery and equipment                  586,807      598,801
Furniture, fixtures and other            172,365      171,429
Construction in progress                 110,547       62,100
                                      ----------   ----------
                                       1,303,859    1,265,609
Less: accumulated depreciation          (561,670)    (561,659)
                                      ----------   ----------
Net property, plant and equipment     $  742,189   $  703,950
                                      ==========   ==========

Depreciation expense totaled $73,705 and $72,731 for the years ended December 31, 2005 and 2004.

                           PFIZER CONSUMER HEALTH CARE
                         (A BUSINESS UNIT OF PFIZER INC)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                             (DOLLARS IN THOUSANDS)

8.   GOODWILL AND OTHER INTANGIBLE ASSETS

A. GOODWILL

The changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2004 follow:

Balance, January 1, 2004            $2,637,702
Pharmacia goodwill adjustments(a)      155,000
Foreign currency impact                (43,468)
Other                                  (25,076)
                                    ----------
Balance, December 31, 2004           2,724,158
Foreign currency impact                 64,150
Other                                    2,447
                                    ----------
Balance, December 31, 2005          $2,790,755
                                    ==========

(a) adjustments resulted from finalization of the purchase price allocation in 2004 which resulted in revisions to the estimates relating to the initial allocation of the purchase price in 2003.

B. OTHER INTANGIBLE ASSETS

The components of identifiable intangible assets as of December 31 follow:

                                                            2005                        2004
                                                 -------------------------   -------------------------
                                                    GROSS                       GROSS
                                                  CARRYING     ACCUMULATED    CARRYING     ACCUMULATED
                                                   AMOUNT     AMORTIZATION     AMOUNT     AMORTIZATION
                                                 ----------   ------------   ----------   ------------
Finite-lived intangible assets:
   Developed technology rights(a)                $   51,496    $   (8,690)   $   52,645     $ (3,209)
   Brands(b)                                        136,659        (8,888)      121,513       (3,169)
   License agreements                                 8,582        (3,214)        7,862       (2,802)
   Trademarks                                        44,287       (24,142)       42,477      (25,214)
   Other(c)                                           9,157        (3,600)       17,739      (10,758)
                                                 ----------   -----------    ----------     --------
Total amortized finite-lived intangible assets      250,181       (48,534)      242,236      (45,152)
                                                 ----------   -----------    ----------     --------
Indefinite-lived intangible assets:
   Brands(b)                                        873,579            --       989,044           --
   License agreements                               295,892            --       356,223           --
   Trademarks                                       148,131            --       155,105           --
   Other                                             21,944            --        21,739           --
                                                 ----------   -----------    ----------     --------
Total indefinite-lived intangible assets          1,339,546            --     1,522,111           --
                                                 ----------   -----------    ----------     --------
Total identifiable intangible assets              1,589,727       (48,534)    1,764,347      (45,152)
                                                 ----------   -----------    ----------     --------
Total identifiable intangible assets, less
   accumulated amortization                      $1,541,193                  $1,719,195
                                                 ==========                  ==========

(a) developed technology rights represent the amortized value associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that has been acquired with respect to products, compounds and/or processes that have been completed. These rights are subject to the impairment review process described in Note 2.

(b) brands represent the amortized value associated with tradenames, as the products themselves no longer receive patent protection. The significant components of the indefinite-lived brands include values determined for tobacco dependence products and Rogaine.

(c)  includes patents, non-compete agreements and other intangible assets.

                           PFIZER CONSUMER HEALTH CARE
                         (A BUSINESS UNIT OF PFIZER INC)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                             (DOLLARS IN THOUSANDS)

The weighted-average life of our total finite-lived intangible assets is approximately 24 years, which includes developed technology rights at 16 years. Total amortization expense for finite-lived intangible assets was $10,159 in 2005 and $12,033 in 2004.

The annual amortization expense expected for the years 2006 through 2010 is as follows:

                        2006      2007     2008     2009     2010
                       -------   -------   ------   ------   ------
Amortization expense   $10,437   $10,110   $9,875   $9,781   $9,763

9.   OTHER CURRENT LIABILITIES

                                          2005       2004
                                        --------   --------
Advertising and promotional accruals    $ 62,492   $ 74,766
Merger-related restructuring accruals      7,392      4,504
Inventory accruals                        25,632     23,430
Freight accruals                           3,143      2,245
Coupon accruals                           10,416      9,101
Selling accruals                           6,491      4,219
Royalties accruals                        11,226      9,880
Returns accruals                          40,419     45,816
Rebate accruals                           11,318     12,608
Production accruals                        6,405      2,084
R&D accruals                              11,071     18,556
Property and other tax accruals            2,758      3,456
Legal accruals                             5,992     17,656
Environmental accruals                     1,500      1,500
Other marketing accruals                   8,586     10,340
Other                                     38,592     18,390
                                        --------   --------
Total                                   $253,433   $258,551
                                        ========   ========

10.  OTHER (INCOME)/DEDUCTIONS - NET

                                                 2005       2004
                                               --------   --------
Amortization of intangibles                    $ 10,052   $ 11,919
Royalties income(a)                             (49,097)   (46,948)
Loss on disposal of PP&E                           (242)        43
Impairment of long-lived assets(b)                   --      6,432
Gain on sales of businesses/product lines(c)     (1,304)   (11,158)
Net exchange losses                               1,529      2,358
Other, net(d)                                      (998)    (5,323)
                                               --------   --------
Total other (income)/deductions - net          $(40,060)  $(42,677)
                                               ========   ========

(a) PCH has granted Glaxo SmithKline Consumer Healthcare (GSKCH) exclusive distribution rights in the U.S. to Nicotine Polacrilex Gum ("Gum"), including exclusive rights to the Nicorette name to be used on Gum and in conjunction with GSKCH's Commit Lozenge but PCH only supplies Gum (the Lozenge is supplied by a third party). Although the distribution agreement terminates on December 31, 2010, GSK may renew the agreement at their option for successive 3 year terms giving not less than 6 months prior written notice. GSKCH purchases the

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                             (DOLLARS IN THOUSANDS)

     finished packaged products from PCH. GSKCH pays PCH a supply price and a royalty which taken together are capped at 30% of GSKCH's net selling price to the trade. PCH recorded royalty income from the agreement of $39,042 in 2005 and $34,525 in 2004 in Other (income)/deductions-net. PCH holds rights to its entire Nicorette range of products in basically all other locations where they are sold except for Japan where there is a collaboration with Takeda. In addition, PCH has rights to the NicoDerm Patch in Canada. Pfizer Inc will continue to hold rights to Nicotrol Inhaler and Nasal Spray in the U.S.

(b) In 2004, PCH recorded an impairment charge for the write-down of manufacturing assets associated with the reduced manufacturing of the Listerine PocketPaks product line.

(c) In 2005, PCH recorded a gain of $1,273 on the sale of certain product lines in Australia. In 2004, PCH recorded a gain of $10,658 on the sale of its haircare business in Mexico.

(d) In 2005, Other, net includes income from a legal settlement of $1,396 and the recovery of a trade receivable previously written off of $1,276 as well as deductions for bank charges of $1,180 and expenses related to failed acquisition and divestiture activities of $3,375. In 2004, Other, net includes income from the recovery of an amount due from supplier of $1,650 and the recovery of a trade receivable previously written off of $1,887 as well as deductions for bank charges of $980 and litigation matters of $2,800.

11.  INCOME TAXES

The components of the income tax provision/(benefit) are:

                       2005       2004
                     --------   --------
Current:
   Federal           $ 99,750   $ 93,267
   State and local     19,911     18,701
   Foreign taxes       97,554     81,833
                     --------   --------
   Total current      217,215    193,801

Deferred:
   Federal                 --         --
   State and local         --         --
   Foreign taxes       (2,326)    (8,219)
                     --------   --------
   Total deferred      (2,326)    (8,219)
                     --------   --------
Total                $214,889   $185,582
                     ========   ========

As of December 31, 2005, no U.S. tax provision was made on approximately $5,572 in PCH unremitted earnings. As of December 31, 2005, these earnings are intended to be permanently reinvested overseas. Because of complexity, it is not practical to compute the estimated deferred tax liability on these permanently reinvested earnings.

Reconciliation of the U.S. income tax rate to PCH's effective tax rate is as follows:

                                     2005    2004
                                    -----   -----
Federal statutory income tax rate   35.00%  35.00%
U.S. state and local taxes           2.04    2.22
Effect of foreign operations        (3.19)  (3.39)
                                    -----   -----
Effective income tax rate           33.85%  33.83%
                                    =====   =====

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                             (DOLLARS IN THOUSANDS)

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of PCH assets and liabilities. The tax effects of the major items recorded as deferred tax assets and liabilities are:

                                               2005            2004
                                              Assets          Assets
                                          (Liabilities)   (Liabilities)
                                          -------------   -------------
Prepaid/deferred items                      $     204       $   1,101
Inventories                                    (2,038)         (5,043)
Intangibles                                  (232,195)       (280,519)
Property, plant and equipment                     958           2,161
Accruals                                        3,509           3,648
Allowance for doubtful accounts                   415             390
Net operating loss/credit carryforwards         2,798           3,576
Unfunded pensions                               3,233           5,964
Other                                             748          (1,455)
                                            ---------       ---------
Net deferred tax liability                  $(222,368)      $(270,177)
                                            =========       =========

PCH's net deferred tax liability position at December 31, 2005 and 2004 is primarily due to the deferred taxes recorded in connection with Pfizer's acquisition of Pharmacia.

Valuation allowances are provided when it is believed that the deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent, feasible tax planning strategies.

Deferred tax assets and (liabilities) in the preceding table, netted by taxing jurisdiction, are in the combined balance sheet as follows:

                                      2005         2004
                                   ----------   ---------
Deferred income taxes-current      $   5,300    $   5,177
Deferred income taxes-noncurrent      10,608       13,517
Deferred income taxes-current         (2,406)      (5,944)
Deferred income taxes-noncurrent    (235,870)    (282,927)
                                   ---------    ---------
                                   $(222,368)   $(270,177)
                                   =========    =========

12.  PENSION AND POSTRETIREMENT BENEFITS

Generally, most PCH employees participate in Pfizer's pension plans for employees worldwide. For all the plans, plan benefits depend on years of service and employee final average earnings. Participants vest in their benefits after as few as five years of service. Pfizer does not fund postretirement plans, but contributes to the plans as benefits are paid. The portion of the pension and postretirement benefit cost allocated to PCH in the U.S. and certain significant international locations was approximately $43,018 in 2005 and $46,043 in 2004.

Only the pension assets and liabilities at those subsidiaries that are completely dedicated to the PCH business have been reflected in the accompanying combined balance sheets since only those assets and liabilities legally belong to PCH and are expected to transfer to a buyer as part of the sale of PCH.

Only the postretirement benefit obligations for employees who are not retirement eligible at January 1, 2006 and which are expected to transfer to a buyer as part of the sale of PCH are included in the accompanying combined balance sheets.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                             (DOLLARS IN THOUSANDS)

Actuarial Assumptions

The following table provides the weighted average actuarial assumptions for the pension plans that are expected to transfer to a buyer as part of the sale of
PCH:

                                                     2005   2004
                                                     ----   ----
(Percentages)
Weighted average assumptions used to determine
    benefit obligations:
Discount rate                                        4.25%  5.02%
Rate of compensation increase                        3.72%  3.73%
Weighted average assumptions used to determine net
    benefit cost:
Discount rate                                        5.02%  5.45%
Rate of compensation increase                        3.73%  3.92%

The assumptions above are used to develop the benefit obligations at fiscal year end and to develop the net periodic benefit cost for the following fiscal year. The net periodic benefit cost and the benefit obligations are based on actuarial assumptions that are reviewed on an annual basis. The assumptions are revised based on annual evaluation of long-term trends, as well as market conditions that may have an impact on the cost of providing retirement benefits.

The healthcare cost trend rate assumptions for the U.S. postretirement benefit plan are as follows:

                                                     2005   2004
                                                     ----   ----
Healthcare cost trend rate assumed for next year      9.8%  10.0%
Rate to which the cost trend rate is assumed to
    decline                                           5.0%   5.0%
Year that the rate reaches the ultimate trend rate   2013   2012

A one percentage point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits that are expected to transfer to a buyer as part of the sale of PCH would have the following effects as of December 31, 2005:

                                                       INCREASE   DECREASE
                                                       --------   --------
Effect on total service and interest cost components     $181      $(151)
Effect on postretirement benefit obligation               784       (672)

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                             (DOLLARS IN THOUSANDS)

Information about pension plans at subsidiaries in Germany, France and Italy that are dedicated solely to PCH and are expected to transfer to a buyer as part of the sale of PCH is provided in the tables below:

                                2005     2004
                               ------   ------
Service cost                   $  771   $  755
Interest cost                     627      582
Amortization of:
   Prior service costs             23       22
   Net transition obligation       33       32
   Actuarial losses                66       40
                               ------   ------
Net periodic benefit costs     $1,520   $1,431
                               ======   ======

Obligations and Funded Status - Pension Plans Expected to Transfer to a Buyer

The following tables present an analysis of the changes in 2005 and 2004 in the benefit obligations, the plan assets and the funded status of the pension plans of subsidiaries in Germany, France and Italy that are dedicated solely to PCH and are expected to transfer to a buyer as part of the sale of PCH:

                                                            2005       2004
                                                          --------   --------
Change in benefit obligation:
Benefit obligation at beginning of year                   $ 13,334   $ 10,749
   Service cost                                                771        755
   Interest cost                                               627        582
   Increases arising primarily from changes in
      actuarial assumptions                                  1,579        269
   Acquisitions                                                112         66
   Divestitures                                                (34)        --
   Special termination benefits                                 --        240
   Foreign exchange impact                                  (1,716)     1,105
   Benefits paid                                              (454)      (432)
                                                          --------   --------
Benefit obligation at end of year(a)                      $ 14,219   $ 13,334
                                                          --------   --------
Change in plan assets:
Fair value of plan assets at beginning of year            $     --   $     --
  Company contributions                                        454        432
  Benefits paid from plan assets                              (454)      (432)
                                                          --------   --------
Fair value of plan assets at end of year                  $     --   $     --
                                                          --------   --------
Funded status (plan assets less than benefit obligation   $(14,219)   (13,334)
      Net transition obligation                                 31         70
      Actuarial losses                                       3,298      1,097
      Prior service costs/(benefits)                          (739)       221
                                                          --------   --------
Net liability recorded in the combined balance sheet      $(11,629)  $(11,946)
                                                          ========   ========

(a)  The benefit obligation is the projected benefit obligation.

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                             (DOLLARS IN THOUSANDS)

The components of the net liability recorded in the combined balance sheet as of December 31 follow:

                                                  2005       2004
                                                --------   --------
Balance sheet components:
   Accrued benefit liability(a)                 $(12,219)  $(12,031)
   Intangible pension asset(b)                       205         --
   Accumulated other comprehensive income            385         85
                                                --------   --------
Net amount recorded in combined balance sheet   $(11,629)  $(11,946)
                                                ========   ========

(a)  included in Pension benefit obligations.

(b)  included in Identifiable intangible assets, less accumulated amortization.

                                                         2005      2004
                                                       -------   -------
Pension plans with an accumulated benefit obligation
   in excess of plan assets:
      Fair value of plan assets                        $    --   $    --
      Accumulated benefit obligation                    11,171    10,620
Pension plans with a projected benefit obligation in
   excess of plan assets:
      Fair value of plan assets                             --        --
      Projected benefit obligation                      14,219    13,334

It is Pfizer's practice to fund amounts for its pension plans at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws. The following table reflects the plan benefits projected to be paid from the plans or from the general assets of the subsidiaries in Germany, France and Italy under the current actuarial assumptions used for the calculation of the projected benefit obligation and therefore, actual benefit payments may differ from projected benefit payments.

Employer Contributions:
   2006 (estimated)          $  291
Expected Benefit Payments:
   2006                      $  291
   2007                         327
   2008                         430
   2009                         439
   2010                         453
   2011-2015                  2,921

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                             (DOLLARS IN THOUSANDS)

Obligations and Funded Status - Postretirement Benefit Obligations Expected to Transfer to a Buyer

The following tables present an analysis of the changes in 2005 and 2004 in the benefit obligations, the plan assets and the funded status of the postretirement benefit obligations in the U.S. for those PCH colleagues who are not retirement eligible as of January 1, 2006 and which are expected to transfer to a buyer as part of the sale of PCH:

                                                             2005       2004
                                                           --------   --------
Change in benefit obligation:
Benefit obligation at beginning of year                    $ 14,943   $ 11,460
   Service cost                                               2,847      2,696
   Interest cost                                                999        787
                                                           --------   --------
Benefit obligation at end of year                            18,789     14,943
                                                           --------   --------
Change in plan assets:
Fair value of plan assets at beginning of year
   Company contributions                                         --         --
   Benefits paid from plan assets                                --         --
                                                           --------   --------
Fair value of plan assets at end of year                         --         --
                                                           --------   --------
Funded status (plan assets less than benefit obligation)    (18,789)   (14,943)
                                                           --------   --------
Net liability recorded in the combined balance sheet*      $(18,789)  $(14,943)
                                                           ========   ========

(*)  included in Postretirement benefit obligations.

13.  SHARED-BASED PAYMENTS

Stock options are granted to employees under the Pfizer Inc. Stock and Incentive Plan. Options are exercisable after five years or less subject to continuous employment and certain other conditions, and generally expire 10 years after the grant date. Once options are exercisable, the employee can purchase shares of Pfizer common stock at the market price on the date the option was granted.

The weighted-average fair value per stock option granted was $5.15 for 2005 and $6.88 for 2004. The fair values were estimated using the Black-Scholes-Merton option pricing model and using the following assumptions:

                                        2005     2004
                                       ------   ------
Expected dividend yield                 2.90%    2.90%
Risk-free interest rate                 3.96%    3.32%
Expected stock price volatility        21.93%   22.15%
Expected term until exercise (years)    5.75     5.75

In 2005, 2,358,665 options were granted to PCH employees with a weighted average exercise price of $26.21 and in 2004, 4,194,973 options were granted with a weighted average exercise price of $37.02

                           PFIZER CONSUMER HEALTHCARE
                         (A BUSINESS UNIT OF PFIZER INC)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004
                             (DOLLARS IN THOUSANDS)

14.  CONTINGENT LIABILITIES AND COMMITMENTS

PCH leases facilities, vehicles and office equipment under various noncancellable operating leases with third parties. Total rent expense under operating leases was approximately $15,276 and $13,594 for the years ended December 31, 2005 and 2004, respectively. Future minimum lease payments under noncancellable operating leases which are expected to transfer to a buyer as part of the sale of PCH are:

2006                           $ 6,941
2007                             6,304
2008                             4,395
2009                             3,332
2010                             2,529
After 2010                       8,003
                               -------
Total minimum lease payments   $31,504
                               =======

PCH has purchase obligations for agreements to purchase goods and services that are enforceable and legally binding and include amounts primarily related to advertising. The payments due under these purchase obligations at December 31, 2005 mature as follows:

                                                         Over 3
                                  Within 1   Over 1 to    to 5    After 5
                         Total      Year      3 Years     Years    Years
                       --------   --------   ---------   ------   -------
Purchase obligations   $136,919    109,420     17,664     9,456     379

15.  LEGAL PROCEEDINGS AND CONTINGENCIES

PCH is involved in various patent, product liability, consumer, environmental and tax claims and litigations that arise from time to time in the ordinary course of business. PCH believes that they have a valid defense with respect to the legal matters pending against them and, taking into account insurance and reserves, PCH believes that the ultimate resolution of these matters will not have a material adverse impact on financial condition, results of operations, or cash flows. It is possible; however, that cash flows or results of operations could be affected in any particular period by the resolution of one or more of these contingencies.

In the combined balance sheet, Other current liabilities include $1.5 million for estimated environmental remediation at PCH facilities in Australia.

16.  SUBSEQUENT EVENTS

On June 26, 2006, Pfizer announced that it reached a definitive agreement to sell PCH to Johnson & Johnson for $16.6 billion in cash. Pfizer expects to close the transaction by the end of 2006. The transaction is subject to customary closing conditions, including regulatory approvals. This decision completes a review of strategic options for the consumer business that Pfizer initiated in February 2006.